EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT
                              --------------------

            This Employment Agreement (the "Agreement"), dated as of April 1, 2009, is entered into by and among Six Flags, Inc., a Delaware corporation ("SF"), Six Flags Operations Inc., a Delaware corporation, and Six Flags Theme Parks Inc., a Delaware corporation (collectively, the "Company"), and Jeffrey R. Speed (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, Executive is currently employed by SF pursuant to that certain Employment Agreement between Executive and SF dated as of January 17, 2006, as amended (the "Existing Employment Agreement");

            WHEREAS, the Company and Executive desire to modify the terms and conditions of Executive's continued employment by entering into this Agreement; and

            WHEREAS, this Agreement shall supersede and replace the Existing Employment Agreement (except with regard to outstanding equity awards granted in accordance therewith).

            NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

            1. Term of Employment. The term of Executive's employment by the Company pursuant to this Agreement shall commence on the date hereof (the "Effective Date") and shall expire on the fourth anniversary of the Effective Date (the "Term"), subject to earlier termination in accordance with Section 4 hereof.

            2. Position, Duties and Location. During the Term,

            (a) Position. Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company, with the duties and responsibilities customarily assigned to such position and such other customary duties as may reasonably be assigned to Executive from time to time by the Chief Executive Officer of the Company (the "Chief Executive Officer") consistent with such position. The Executive shall at all times report directly to the Chief Executive Officer.

            (b) Duties. Executive shall devote substantially all his business attention and time to the duties reasonably assigned to him by the Chief Executive Officer consistent with Executive's position and shall use his reasonable best efforts to carry out such duties faithfully and efficiently. During the Term, it shall not be a violation of this Agreement for Executive to
(i) serve on industry, trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of the Executive's duties and responsibilities. Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board (as defined below), which approval shall not unreasonably be withheld.

            (c) Location. Executive's principal place of employment shall be located in New York, New York; provided that Executive will travel and render services at such locations as may reasonably be required by his duties hereunder.

            3. Compensation.

            (a) Base Salary. During the Term, Executive shall receive a base salary (the "Base Salary") at an annual rate of $775,000. Base Salary shall be paid at such times and in such installments as the Company customarily pays the base salaries of its employees.

            (b) Annual Bonus. During the Term, Executive shall be paid an annual cash bonus based on the attainment of performance targets in accordance with Exhibit A hereto; provided that in no event will Executive's annual bonus for fiscal years 2009-2012, inclusive, be less than $250,000. The "Target Bonus" shall be one hundred percent (100%) of Executive's Base Salary. The annual bonus shall be payable at such time as bonuses are paid to other senior executive officers of the Company, but no later than 2 1/2 months following the end of each fiscal year of the Company. For the avoidance of any doubt, the annual bonus earned by Executive for fiscal year 2009 shall be calculated on results for the full fiscal year and shall not be prorated on account of the Effective Date.

            (c) Success Fee. Upon the first to occur of: (i) the closing date of SF's proposed Exchange Offer for its Senior Notes or (ii) the emergence of the Company from a chapter 11 bankruptcy (the first to occur of (i) or (ii), a "Triggering Event"), the Company shall pay Executive a lump sum cash payment of $750,000 within ten (10) business days.

            (d) Equity Awards. Immediately following a Triggering Event, SF shall issue Executive restricted shares of SF's common stock (the "Common Stock") equal to 0.625% of the amount of outstanding shares of Common Stock on such date (the "Restricted Stock") and options to purchase an additional 0.625% of the outstanding shares of Common Stock on such date (the "Options"). For purposes of the preceding sentence, the number of shares of Common Stock outstanding on such date shall be determined immediately after the issuance of
(i) the Restricted Stock and Options and (ii) any other shares, options, shares of restricted stock or warrants issuable in connection with the Triggering Event. Subject to the provisions hereof, the Restricted Stock shall vest in four equal annual installments commencing on the first anniversary of the Effective Date, provided that Executive remains employed by the Company through each applicable vesting date. Subject to the provisions hereof, the Options shall vest and become exercisable on the fourth anniversary of the Effective Date, provided that Executive remains employed by the Company on such vesting date. The exercise price of the Options will be equal to the market price per share of the Common Stock on the date of issuance.

            (e) Benefits. During the Term, the Company shall provide, and Executive shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health, disability and accident plan or any other employee benefit plan or arrangement, including any non-qualified or deferred compensation or retirement programs made available now or in the future to senior executives of the Company; provided that Executive complies with the conditions attendant with coverage under such plans or arrangements. Nothing contained herein shall be construed to require the Company to establish any plan or arrangement not in existence on the date hereof or to prevent the Company from modifying or terminating any plan or arrangement in existence on the date hereof. Without limiting the generality of the foregoing, Executive shall be entitled to no less than four weeks of paid vacation per calendar year.

            (f) Perquisites; Expenses. During the Term, Executive shall be entitled to (i) perquisites on the same basis as perquisites are generally provided to senior executives of the Company, including first class air travel, and (ii) an automobile allowance of $500 per month. In addition, the Company shall promptly pay or, if such expenses are paid directly by Executive, Executive shall be entitled to receive prompt reimbursement, for all reasonable expenses that Executive incurs during his employment with the Company in carrying out Executive's duties under this Agreement, including, without limitation, those incurred in connection with business related travel or entertainment, upon presentation of expense statements and customary supporting documentation.

            4. Termination of Employment.

            (a) Death; Disability; Termination For Cause. Executive's employment shall terminate automatically upon his death or Disability (as defined below). The Company may terminate Executive's employment for Cause (as defined below). Upon a termination of Executive's employment (i) due to Executive's death or Disability, or (ii) by the Company for Cause, Executive (or, in the case of Executive's death, Executive's estate and/or beneficiaries) shall be entitled to: (A) unpaid Base Salary through the Date of Termination (as defined below);
(B) any earned but unpaid bonus for the prior fiscal year of the Company; (C) any benefits due to Executive under any employee benefit plan of the Company and any payments due to Executive under the terms of any Company program, arrangement or agreement, excluding any severance program or policy and (D) any expenses owed to the Executive (collectively, the "Accrued Amounts"). Executive shall have no further right or entitlement under this Agreement; provided, however, that in the event of a termination of Executive's employment due to Executive's death or Disability, all options and shares of restricted stock previously granted to Executive shall fully vest.

            (b) Termination Without Cause or for Good Reason. The Company may terminate Executive's employment without Cause and Executive may terminate his employment for Good Reason (as defined below), in each case upon thirty (30) days prior written notice. In the event that, during the Term, the Company terminates Executive's employment without Cause or Executive terminates his employment for Good Reason, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company, and subject to execution by Executive of a waiver and release of claims in a form reasonably determined by the Company within ten (10) business days:

            (i) the Accrued Amounts;

            (ii) a lump sum cash severance payment, within ten (10) business days, equal to the greater of (A) Executive's Base Salary and Target Bonus for the balance of the Term measured from the Date of Termination pursuant to this
Section 4(b) to the expiration date of the Term, or (B) two (2) times the sum of Executive's Base Salary and Target Bonus;

            (iii) continued coverage for a period of twelve (12) months commencing on the Date of Termination (A) for Executive (and his eligible dependents, if any) under the Company's health plans on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations) and (B) under any Company life insurance plan in which Executive was participating immediately prior to the Date of Termination; and

            (iv) full vesting of all options and shares of restricted stock previously granted to Executive, with all outstanding options remaining exercisable for their originally scheduled respective terms (other than any incentive stock options granted to Executive prior to the date hereof that do not provide for such continued exercisability in accordance with their terms).

            (c) Definitions. For purposes of this Agreement, the following definitions shall apply:

            (i) "Board" shall mean the Board of Directors of SF.

            (ii) "Cause" shall mean: (A) Executive's willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties hereunder which is not remedied within fifteen (15) days after receipt of written notice from the Company specifying such failure; (B) Executive's willful malfeasance or gross neglect in the performance of his duties hereunder; (C) Executive's conviction of, or plea of guilty or nolo contendere to, the commission of a felony or a misdemeanor involving moral turpitude; (D) the commission by Executive of an act of fraud or embezzlement against the Company or any affiliate; or (E) Executive's willful breach of any material provision of this Agreement (as determined in good faith by the Board) which is not remedied within fifteen (15) days after receipt of written notice from the Company specifying such breach. For purposes of the preceding sentence, no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company.

            (iii) "Date of Termination"/"Notice of Termination." Any termination of the Executive's employment by the Company or by the Executive under this
Section 4 (other than termination pursuant to due to death) shall be communicated by a written notice to the other parties hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a "Date of Termination" which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a "Notice of Termination"). A Notice of Termination submitted by the Company may provide for a "Date of Termination" on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (iv) "Disability" shall have the same meaning as in, and shall be determined in a manner consistent with any determination under, the long-term disability plan of the Company in which Executive participates from time to time, or if Executive is not covered by such a plan, "Disability" shall mean Executive's permanent physical or mental injury, illness or other condition that prevents Executive from performing his duties to the Company for a total of six
(6) months during any twelve (12) month period, as reasonably determined by a physician selected by the Executive and acceptable to the Company or the Company's legal representative (such agreement as to acceptability not to be withheld unreasonably).

            (v) "Good Reason" shall mean the occurrence, without Executive's express written consent, of: (A) an adverse change in Executive's employment's title or change in Executive's duty to report directly to the Chief Executive Officer; (B) a diminution in Executive's employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position; (C) any reduction in Base Salary or annual bonus less than the minimum amount set forth in Section 3(b); (D) a relocation of Executive's principal place of employment to a location outside of the New York Area that would unreasonably increase Executive's commute; or (E) any breach by the Company of any material provision of this Agreement (including but not limited to any breach of its obligations under Section 3 hereof) which in the case of this clause (E) only, is not cured within fifteen (15) days after written notice is received from Executive.

            5. Confidentiality of Trade Secrets and Business Information. Executive agrees that Executive will not, at any time during Executive's employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company (collectively, "Confidential Information"), obtained by him during the course of such employment, except for (i) disclosures and uses required in the course of such employment or with the written permission of the Company, (ii) disclosures necessary to establish or assert Executive's rights hereunder, or, (iii) as applicable, any subsidiary or affiliate of the Company or as may be required by law; provided that, if Executive receives notice that any party will seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company's sole expense) in seeking a protective order against such disclosure. Notwithstanding the foregoing, "Confidential Information" shall not include information that is or becomes publicly known outside the Company or any of its affiliates or subsidiaries through no act or failure to act by Executive.

            6. Return of Information. Executive agrees that at the time of any termination of Executive's employment with the Company, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive will deliver to the Company (at the Company's expense), and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information and other information relating to the business of the Company or any subsidiary or affiliate of the Company which are in Executive's possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive's compensation), but only to the extent such copies do not contain any Confidential Information.

            7. Noncompetition. In consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive will not, during Executive's employment with the Company and for a period of one (1) year after any termination of employment, render services to a Competitor of the Company or any affiliate, regardless of the nature thereof, or engage in any activity which is in direct conflict with or materially adverse to the interests of the Company or any affiliate. For purposes of this Agreement, "Competitor" shall mean any business or enterprise in the theme park business. Notwithstanding the foregoing, Executive's provision of services to an affiliate or unit of a Competitor that is not directly engaged in the theme park business, or service in an executive corporate capacity of an entity that has a theme park division, such as The Walt Disney Company or General Electric, shall not be a violation of the restrictions of this Section 7.

            8. Noninterference. During Executive's employment with the Company and for a period of one (1) year following any termination of employment, Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company, any entity in which the Company has made a significant investment, or any entity to which Executive renders services pursuant to the terms of this Agreement (each, a "Restricted Entity") to terminate, alter or modify their employment or other relationship with the Company or any Restricted Entity. During Executive's employment with the Company and for a period of one (1) year following any termination thereof, Executive agrees not to directly or indirectly solicit any then current customer or business partner of the Company or any Restricted Entity to terminate, alter or modify its relationship with the Company or the Restricted Entity or to interfere with the Company's or any Restricted Entity's relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company or the Restricted Entity.

            9. Enforcement. Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 5 through 8 above (the "Restrictive Covenants") is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive's obligations under the Restrictive Covenants would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 7 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

            10. Indemnification. The Company shall indemnify Executive against any and all losses, liabilities, damages, expenses (including attorneys' fees) judgments, fines and amounts paid in settlement incurred by Executive in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of his duties hereunder to the full extent that the Company is permitted to indemnify a director, officer, employee or agent against the foregoing under applicable law. The Company shall at all times cause Executive to be included, in his capacity hereunder, under all liability insurance coverage (or similar insurance coverage) maintained by the Company from time to time.

            11. Arbitration. In the event that any dispute arises between the Company and Executive regarding or relating to this Agreement and/or any aspect of Executive's employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association ("AAA"), before a single arbitrator in New York, New York. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above. Except as otherwise provided for herein, any and all out-of-pocket costs and expenses incurred by the parties in connection with such arbitration (including attorneys' fees) shall be allocated by the arbitrator in substantial conformance with his or her decision on the merits of the arbitration.

            12. Mutual Representations.

            (a) Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive's personal advisors. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

            (b) Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof
(i) will not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (ii) do not require the consent of any other person.

            (c) The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that such execution and delivery and the fulfillment of the terms hereof will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound and (ii) do not require the consent of any other person, other than the Board or its Compensation Committee.

            (d) Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

            13. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered
(i) personally, (ii) by facsimile with evidence of completed transmission, or
(iii) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

            If to the Company:

            Six Flags, Inc.
            1540 Broadway; 15th Floor
            New York, New York 10036

            Attention: James M. Coughlin, Esq.

            Fax: (212) 354-3089

            If to Executive:

            Jeffrey R. Speed
            c/o Six Flags, Inc.
            1540 Broadway; 15th Floor
            New York, New York 10036

            14. Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death or judicially determined incompetence by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

            15. Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

            16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

            17. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            18. No Waiver. Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by the parties hereto; provided that each party agrees to such waiver in writing.

            19. No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be subject to offset or otherwise reduced whether or not Executive obtains other employment.

            20. Section 409A. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its affiliates, that constitutes a "deferral of compensation" subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive's employment would be subject to the Section 409A additional tax because Executive is a "specified employee" (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of his Date of Termination or death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive's employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive's Date of Termination or death. Any payment or benefit due upon a termination of employment that represents a "deferral of compensation" within the meaning of
Section 409A shall be paid or provided only upon a "separation from service" as defined in Treas. Reg. ss. 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation ss.ss. 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation ss. 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation ss. 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive's "separation from service" occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive's "separation from service" occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

            21. Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

            22. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto, including the Existing Employment Agreement (except with regard to outstanding equity awards granted in accordance therewith).

            23. Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to give effect to such rights and obligations.

            24. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, Executive and the Company have caused this Agreement to be executed as of the date first above written.



                                    SIX FLAGS, INC.



                                    By:      /s/ Mark Shapiro
                                       --------------------------------------
                                          Name:  Mark Shapiro
                                          Title: Chief Executive Officer



                                    SIX FLAGS OPERATIONS INC.



                                    By:      /s/ Mark Shapiro
                                       --------------------------------------
                                          Name:  Mark Shapiro
                                          Title: Chief Executive Officer



                                    SIX FLAGS THEME PARKS INC.



                                    By:      /s/ Mark Shapiro
                                       --------------------------------------
                                          Name:  Mark Shapiro
                                          Title: Chief Executive Officer



                                    /s/ Jeffrey R. Speed
                                    -----------------------------------------
                                    Jeffrey R. Speed

                                    EXHIBIT A
                                    ---------

                             Annual Bonus Parameters

Definitions:

"Performance Parameters" shall mean the following, as determined annually by the
Board:

(a) Budgeted Adjusted EBITDA: Total budgeted Adjusted EBITDA (as defined in the Company's earnings releases).

(b) Budgeted Free Cash Flow: Total Budgeted Free Cash Flow (as defined in the Company's earnings releases).

(c) Budgeted Attendance: Total budgeted attendance.

(d) Budgeted In-Park Net Revenue Per Capita: Total budgeted in-park net revenue per capita.

(e) Budgeted Sponsorship/Licensing Revenue: Total budgeted sponsorship/licensing revenue.

Rules for Calculation of Annual Bonus:

Any annual bonus payable under Section 3(b) of this Agreement, shall be determined annually by the compensation committee of the Board (the "Committee") in accordance with the rules below. All determinations by the Committee shall be final and binding on Executive. All Adjusted EBITDA and other bonus targets shall be determined by reference to the Company's Budget for each year as approved by the Board. The Committee shall work with the Chief Executive Officer to determine appropriate bonus targets for any items that are not specifically contained in the Company's Budget each year.

1. Subject to the other rules, the Performance Parameters shall be weighted 20% each.

2. No annual bonus whatsoever shall be payable in respect of a given fiscal year if actual Adjusted EBITDA for such year is less than 90% of Budgeted Adjusted EBITDA.

3. If actual results for a given Performance Parameter are less than 90% of the Performance Parameter, no amount shall be payable in respect of such Performance Parameter.

4. If actual Adjusted EBITDA for a given fiscal year equals or exceeds 90% of Budgeted Adjusted EBITDA, and the results for any given Performance Parameter (including Budgeted Adjusted EBITDA) equals or exceeds 90% of the Performance Parameter, then the amount payable in respect of such parameter shall be determined by multiplying the product of the Target Bonus and the weight ascribed to the Performance Parameter in Rule 1 above by the appropriate multiplier below:


      Multiplier             Performance Level
      ----------             -----------------

      0.5                    Actual Performance equals 90% of the
                             Performance Parameter (including Budgeted
                             Adjusted EBITDA)

      0.75                   Actual Performance equals 95% of the
                             Performance Parameter (including Budgeted
                             Adjusted EBITDA)

      1.0 Actual Performance equals 100% of the Performance Parameter (including Budgeted Adjusted EBITDA)

      1.5 Actual Performance equals 105% of the Performance Parameter (including Budgeted Adjusted EBITDA)

      2.0 Actual Performance equals or exceeds 110% of the Performance Parameter (including Budgeted Adjusted EBITDA)

Determined                   Actual Performance exceeds 90% but is below
by                           110% of the Performance Parameter (including
interpolation                Budgeted Adjusted EBITDA)
between 0.5
and 2.0


5. If the product of the above calculation shall exceed the Target Bonus, the Committee may, but is not required to, grant a bonus to Executive in excess of the Target Bonus. If actual Adjusted EBITDA for a given fiscal year is or exceeds 110% of Budgeted Adjusted EBITDA, then the Committee may, but is not required to, grant a bonus to Executive in excess of the Target Bonus.


6. If Executive's employment with the Company ceases upon expiration of the Term, Executive shall be entitled to a lump sum payment, within ten (10) business days, equal to the Target Bonus for Executive for the year of termination pro-rated based on the number of days from the beginning of the year through the Date of Termination divided by the total number of days in the year of termination.